ABERDEEN CHILE FUND, INC.

ABERDEEN EMERGING MARKETS TELECOMMUNICATIONS AND INFRASTRUCTURE FUND, INC.

ABERDEEN ISRAEL FUND, INC.

ABERDEEN INDONESIA FUND, INC.

ABERDEEN LATIN AMERCIA EQUITY FUND, INC.

AGREEMENT BY AND AMONG JOINTLY INSURED PARTIES

THIS AGREEMENT is made as of October 3, 2012, by and among Aberdeen Chile Fund, Inc., Aberdeen Emerging Markets Telecommunications and Infrastructure Fund, Inc., Aberdeen Israel Fund, Inc., Aberdeen Indonesia Fund, Inc. and Aberdeen Latin America Equity Fund, Inc. (each, a “Fund”) as authorized by each Fund’s Board of Directors.

WHEREAS, each Fund is a registered investment company under the Investment Company Act of 1940 (the “Act”);

WHEREAS, each Fund is named as an insured party under a joint fidelity bond (the “Joint Fidelity Bond”);

WHEREAS, each Fund desires to establish criteria by which recoveries under the Joint Fidelity Bond shall be allocated among the Funds and in compliance with Rule 17g-1 under the Investment Company Act of 1940, as amended (the “Act”);

NOW, THEREFORE, it is agreed as follows:

1.                                       In the event that recovery is received under the Joint Fidelity Bond as a result of a loss sustained by one or more Funds, each Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 under the Act.

2.                                       The obligations of each Fund under this Agreement are not binding upon any of the Directors or Fund shareholders individually, but bind only the respective assets of each Fund.

3.                                       This Agreement is intended to cover all parties insured under the Joint Fidelity Bond. Any fund insured under the Joint Fidelity Bond that is not currently a party to this Agreement may be added to this Agreement by a written amendment.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their officers thereunto duly authorized.

ABERDEEN CHILE FUND, INC.,

ABERDEEN EMERGING MARKETS

TELECOMMUNICATIONS AND

INFRASTRUCTURE FUND, INC.,

ABERDEEN ISRAEL FUND, INC.,

ABERDEEN INDONESIA FUND, INC., AND

ABERDEEN LATIN AMERICA EQUITY FUND, INC.

By:	/s/ Megan Kennedy
Name: Megan Kennedy
Title: Vice President and Secretary